Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-115648) of InfraSource Services, Inc. of our report dated March 1, 2006 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of InfraSource Services, Inc. and our report dated March 1, 2006 relating to the consolidated financial statements and financial statement schedule of InfraSource Incorporated, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
March 1, 2006